[letterhead]

James E. Slayton, CPA

2858 West Market Street
Suite C
Akron, Ohio 44333


To Whom It May Concern:                                June 27, 2000


     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Stemcell Global Research, Inc. from the inception date of January 20, 1999 through December 31, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.


Professionally,




James E. Slayton, CPA
Ohio License ID # 04-1-15582